Contacts:
Dr. Stephen A. Hill, CEO
Louise A. Mawhinney, CFO
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES APPOINTMENT OF
MICHAEL J. ASTRUE TO THE BOARD OF DIRECTORS

Woburn, Mass., April 11, 2005 – ArQule, Inc. (NASDAQ: ARQL) is pleased to announce the appointment of Mr. Michael J. Astrue to its Board of Directors, effective April 8, 2005. Mr. Astrue is President and Chief Executive Officer of Transkaryotic Therapies, Inc. He brings two decades of public and private sector experience in the biotechnology and pharmaceutical industries. He has served as Chairman of the Massachusetts Biotechnology Council and, before joining Transkaryotic Therapies, was Vice President, Secretary, and General Counsel for Biogen, Inc. Mr. Astrue was also a partner at the law offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., held several positions with the U.S. Department of Health and Human Services, including General Counsel, and served as Associate Counsel to the President, where he advised and represented former Presidents Ronald Reagan and George Bush.

Mr. Astrue holds a Bachelors degree from Yale University, and a J.D. from Harvard Law School.

“I am honored that Michael Astrue has agreed to offer his extensive and unique professional and biotechnology experience to ArQule. He will be a great addition to our current Board of Directors,” said Dr. Stephen A. Hill, ArQule’s President and Chief Executive Officer.

“I believe ArQule has developed an innovative technology platform that will allow it to emerge as a significant player in the area of oncology and I am delighted to become part of their team,” said Mr. Astrue.

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. ArQule’s lead program based on E2F elevation is partnered with Roche. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including a collaboration with Pfizer. For more information, please visit www.ArQule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2005, its Form 10-Q filed with the Commission on November 9, 2004, its Form 10-Q filed with the Commission on August 4, 2004, and its Form 10-Q filed with the Commission on May 7, 2004. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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